UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 5, 2008

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17771	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-4402

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

As previously disclosed by registrant, registrant was notified by the NASDAQ Stock Market (“NASDAQ”) in November 2007 that registrant’s common stock was subject to delisting by NASDAQ due to registrant’s failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (the “Q3 10Q”).  Following receipt of the notice, registrant requested a hearing to petition the NASDAQ staff for a grace period to enable registrant to restore its compliance with NASDAQ’s requirements with respect to filing of the Q3 10Q.

Prior to the hearing, registrant received a notice from NASDAQ in respect of registrant’s failure to maintain a $5 million minimum market value of publicly held shares, which was described in the Company’s Current Report on Form 8-K, filed on January 2, 2008.

On March 5, 2008, following the hearing, registrant received notice from NASDAQ of NASDAQ’s determination that it would continue the listing of registrant’s common stock subject to registrant’s filing the Q3 10Q on or before March 31, 2008, evidencing by April 1, 2008 a $5 million market value of publicly held shares, and maintaining that market value for a minimum of ten consecutive trading days.

Registrant currently expects to file the Q3 10Q on or before March 31, 2008.  If registrant does not satisfy the minimum market value requirement prior to April 1, 2008, registrant currently plans to apply to transfer its listing from NASDAQ’s Global Market to the NASDAQ Capital Market, which requires that registrant maintain only $1 million in minimum market value of publicly held shares.

NASDAQ’s March 5, 2008 notice does not affect the notice of delisting previously received by registrant from NASDAQ in respect of the failure of registrant’s common stock to maintain a minimum bid price of $1.00 per share, which was described in the Company’s Current Report on Form 8-K, filed on February 20, 2008, and requires remediation or appeal on or before August 18, 2008.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 10, 2008, entitled “Franklin Credit Management Receives Determination Notice Following NASDAQ Hearing.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                FRANKLIN CREDIT MANAGEMENT CORPORATION

                By: /s/ Paul D. Colasono
               Name: Paul D. Colasono
               Title:   Chief Financial Officer and
               Executive Vice President

Date:  March 10, 2008